UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 27, 2019 (September 25, 2019)

AIM IMMUNOTECH INC.

(Exact name of registrant as specified in its charter)

Delaware	001 - 27072	52-0845822
(state or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2117 SW Highway 484, Ocala FL	34473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 448-7797

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIM	NYSE American

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2019, AIM ImmunoTech Inc. (the “Company”) entered into an underwriting agreement with A.G.P./Alliance Global Partners, LLC, as representative of the several underwriters named in Schedule I therein (the “Underwriting Agreement”) in connection with an underwritten public offering (the “Offering”) of (i) 1,740,550 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”); (ii) pre-funded warrants exercisable for 7,148,310 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) warrants to purchase up to an aggregate of 8,888,860 shares of Common Stock (the “Warrants”).

The shares of Common Stock and Warrants were sold at a combined Offering price of $0.90, less underwriting discounts and commissions. Each Warrant sold with the shares of Common Stock represents the right to purchase one share of Common Stock at an exercise price of $0.99 per share. The Warrants are exercisable immediately and expire five years from the date of issuance.

The Pre-Funded Warrants and Warrants were sold at a combined Offering price of $0.899, less underwriting discounts and commissions. The Pre-Funded Warrants were sold to purchasers whose purchase of shares of Common Stock in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding Common Stock immediately following the consummation of the Offering, in lieu of shares of Common Stock. Each Pre-Funded Warrant represents the right to purchase one share of Common Stock at an exercise price of $0.001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The shares of Common Stock, Pre-Funded Warrants and Warrants were issued separately and are immediately separable upon issuance.

A registration statement on Form S-1, relating to the Offering was filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 6, 2019, amendments to which were filed with the SEC on September 24, 2019, September 24, 2019 and September 25, 2019, and was declared effective on September 25, 2019. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and excluding the exercise of any Pre-Funded Warrants or Warrants, was approximately $8 million.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Underwriting Agreement and the final forms of Pre-Funded Warrant and Warrant are filed as Exhibits 1.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement, the Pre-Funded Warrant and the Warrant are qualified in their entirety by reference to such exhibits.

Item 8.01 Other Events.

On September 25, 2019, the Company issued press releases announcing the pricing of the Offering, a copy of which is filed as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated September 25, 2019 between the Company and A.G.P./Alliance Global Partners, LLC.
4.1	Form of Pre-Funded Warrant.
4.2	Form of Warrant.
99.1	Press Release dated September 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIM ImmunoTech Inc.

September 27, 2019	By:	/s/ Thomas K. Equels
Thomas K. Equels, CEO